Exhibit 99.1

MATEON ANNOUNCES AN EXPANSION TO ITS PHARMACEUTICAL MANUFACTURING AI CAMERA GRID BY INCLUDING CONTACT TRACING TO ENSURE WORKER SAFETY

-	TracePoint vision grid will identify workers who came in contact with a sick coworker and alert operational staff.

-	Mateon’s patented AI camera grid system is similar to Amazon’s technology but at a fraction of the cost.

-	TracePoint will deploy a Fever Camera System to continuously monitor for COVID-19.

AGOURA HILLS, California, June 8th, 2020 — Mateon Therapeutics, Inc. (OTCQB:MATN) – Mateon announced that EdgePoint AI, a division within Mateon, announced its decision to expand its manufacturing AI vision camera grid to encompass a contact tracing application which will monitor the spread of COVID-19 indoors. TracePoint is an upgrade to the EdgePoint manufacturing grid to track contact between workers. The machine vision AI can help enforce social distancing and contact tracking. Mateon’s patented AI camera grid system is similar in scope and features to Amazon’s but at a fraction of the cost making it affordable for Contract Manufacturing Organizations (CMOs). Amazon’s vision grid is deployed in their retail chain, Amazon-Go, to track shoppers, and recently adapted to track contact between workers in warehouses.

TracePoint will identify workers who came in contact with a sick coworker and alert operational staff to take actions defined in standard operational procedures. Procedures may include quarantine for exposed workers and deep disinfection of surfaces exposed to the virus. This will ensure safety, while maintaining cost, by avoiding a plant wide disinfection. The TracePoint system will include Fever Camera System to continuously measure the body temperature of personnel at a fraction of the cost of commercial infrared cameras.

Contact tracing and fever monitoring is an upgrade to Mateon’s AI camera grid system which is being deployed to track men and materials in pharmaceutical manufacturing to streamline GMP manufacturing. Mateon deployments are in collaboration with its partners, IBM and Meridian IT. The company plans to work with health agencies to explore ways to integrate the recently announced Apple-Google mobile apps for contact tracing for keeping drug manufacturing lines pristine.

“We are launching TracePoint at BIO International Convention as a solution for the manufacturing sector to survey their workforce and ensuring healthy team members”, said Saran Saund, GM of AI Division of Mateon Therapeutics. “GMP manufacturing is an essential business and the heartbeat of the pharmaceutical economy. TracePoint will ensure a streamlined flow of high-quality product by the industry”

The machine generated data from the AI vision grid will be stored in a blockchain ledger, to ensure data integrity, immutability and auditability. The platform has broad application potential across virtually all types of enclosed high traffic areas, including hospitals, nursing homes and grocery stores.

About Mateon Therapeutics

Mateon was created by the recent reverse merger with Oncotelic which became a wholly owned subsidiary of Mateon Therapeutics Inc. (OTCQB:MATN) creating an immuno-oncology company dedicated to the development of first in class RNA therapeutics as well as small molecule drugs against cancer. OT-101, the lead immune-oncology drug candidate of Mateon/Oncotelic, is a first-in-class RNA therapeutic targeting TGF beta that exhibited single agent activity in some relapsed/refractory cancer patients in clinical trial settings. The founding team members of Oncotelic were responsible for the development of Abraxane as chemotherapeutic agents for breast, lung, melanoma, and pancreatic cancer. Abraxane was approved in 2005 and has more than $1B in sales annually. The same founding team was responsible for the development of Cynviloq, a next generation Abraxane, which was acquired by NantPharma for $1.3B. Mateon/Oncotelic will leverage its deep expertise in oncology and RNA therapeutic drug development to improve treatment outcomes and survival of cancer patients. For more information, please visit www.oncotelic.com and www.mateon.com.

About EdgePoint AI

EdgePoint AI was established in order to advance the company’s revolutionary cluster-computer platform for AI that processes machine learning models at a fraction of the power and budget of mainstream computing in pharmaceutical manufacturing. The company’s technology solution “TrustPoint” provides an AI computing platform for pharmaceutical and healthcare verticals including blockchain support for manufacturing where data integrity and security are of utmost importance. EdgePoint is composed of a team of executives with pharmaceutical drug development, GMP manufacturing and deep AI knowledge. The team includes Steven King who was the former CEO of Peregrine Pharmaceuticals, Inc. (NASDAQ) and its wholly-owned contract biomanufacturing subsidiary Avid Bioservices, Inc., for over 15 years, during which time the company advanced its lead compound through Phase 3 development, while growing revenues to over $55 million; Seasoned executive, Saran Saund who has been founder, CEO and GM at several startups and public companies for which he returned significant value to shareholders in his startups and chief technology officer; Burcak Beser who has been founder and CTO of several successful private and public companies with over 144 patents during his career.

Mateon’s Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this communication regarding strategy, future operations, future financial position, prospects, plans and objectives of management are forward-looking statements. Words such as “may”, “expect”, “anticipate” “hope”, “vision”, “optimism”, “design”, “exciting”, “promising”, “will”, “conviction”, “estimate,” “intend,” “believe”, “quest for a cure of cancer”, “innovation-driven”, “paradigm-shift”, “high scientific merit”, “impact potential” and similar expressions are intended to identify forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about future plans, the progress, timing, clinical development, scope and success of future clinical trials, the reporting of clinical data for the company’s product candidates and the potential use of the company’s product candidates to treat various cancer indications. Statements concerning the anticipated completion of the proposed merger, the anticipated success of the PointR technology, or the benefits expected to be gained from the merger are all forward-looking statements. Each of these forward-looking statements involves risks and uncertainties and actual results may differ materially from these forward-looking statements. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical trial site activation or enrollment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, failure of collaborators to support or advance collaborations or product candidates and unexpected litigation or other disputes. These risks are not exhaustive, the company faces known and unknown risks, including the risk factors described in the company’s annual report on Form 10-K filed with the SEC on April 10, 2019 and in the company’s other periodic filings. Forward-looking statements are based on expectations and assumptions as of the date of this press release. Except as required by law, the company does not assume any obligation to update forward-looking statements contained herein to reflect any change in expectations, whether as a result of new information future events, or otherwise.

Contact Information:

For Mateon Therapeutics, Inc.:

Amit Shah

Email: ashah@oncotelic.com

Source: Mateon Therapeutics